Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

— Revenue of $89.7 million — GMV of $193.6 million - Adjusted EBITDA of $5.5 million

-Investments in LiquidityOne Transformation Program and Long Term Commercial Growth Strategy Remain the Priority

WASHINGTON — August 6, 2015 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today reported its financial results for its third quarter of fiscal year 2015 (Q3-15) ended June 30, 2015.

Consistent with previous disclosures, Liquidity Services’ current period results reflect lower sales and profitability due to the loss of the rolling stock contract with the Department of Defense (DoD), the termination of our Jacobs Trading subsidiary’s Walmart contract, and continued investment in our LiquidityOne Transformation initiative.  Liquidity Services reported consolidated Q3-15 revenue of $89.7 million, a decrease of approximately 29.3% from the prior year’s comparable period. Adjusted EBITDA, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, and impairment of goodwill and long-lived assets, for Q3-15 was $5.5 million, a decrease of approximately 67.9% from the prior year’s comparable period. Q3-15 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $193.6 million, a decrease of 21.3% from the prior year’s comparable period.

Net income in Q3-15 was $1.6 million or $0.05 diluted earnings per share. Adjusted net income, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, and impairment of goodwill and long-lived assets — net of tax, in Q3-15 was $4.2 million or $0.14 adjusted diluted earnings per share based on 30.0 million fully diluted shares outstanding, a decrease of approximately 55.0% and 54.8%, respectively, from the prior year’s comparable period. Q3-15 Adjusted Net Income and Adjusted EPS benefitted from our 24.8% tax rate due to the tax benefit realized from goodwill impairment in Q1-15. After FY15, we would expect our future tax rate to range between 38% to 40%.

“Q3 financial results were above the mid-point of our guidance range for both GMV and Adjusted EBITDA led by our state and municipal government marketplace and our retail marketplace as we continued to drive operational efficiencies despite a decline in the top line. However, we experienced weaker than expected results in our commercial capital assets business as macro trends in our energy business impacted pricing and overall volumes,” said Bill Angrick, Chairman and CEO of Liquidity Services. “We continue to focus heavily on our sales and business development functions, signing new key client accounts and expanding relationships with several existing clients across our business. During Q3 we continued to advance our LiquidityOne transformation (LOT) plan to build superior capabilities for our customers and sustain our leadership position in the global reverse supply chain market.”

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Business Outlook

In the near term, it is difficult for us to forecast the sales and margins of our business as our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values and increased costs. As we recently announced, our current contract with the DoD will be in effect through November 14, 2015. We are awaiting the final specifications and timing of the work we will be performing under the new DoD surplus contract, which would affect our FY16 operating results.  Global economic conditions have improved, however our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns, declining activity in the oil and gas industry, and other macroeconomic trends. In addition, the mix of property received under selected retail client programs is unpredictable, resulting in margin pressure and actions on our part to improve the terms under which we do business. Lastly, we plan to further allocate management time and resources to accomplish our LiquidityOne transformation program which may result in reduced productivity and growth that is difficult to forecast.

In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces; (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase; and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain, we expect our seller base to increase.

The following forward-looking statements reflect trends and assumptions for the fourth quarter FY15:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  declining average sales prices and margins realized in our energy marketplace;

(iii)                               stable average sales prices and improved margins in the remaining commercial capital assets marketplaces;

(iv)                              improved operations and service levels in our retail goods marketplaces; and

(v)                                 an effective income tax rate of 24.8%.

GMV — We expect GMV for Q4-15 to range from $150 million to $175 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q4-15 to range from $1.0 million to $2.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for Q4-15 to range from zero to $0.02. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.0 million, and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our fourth quarter guidance adjusts EBITDA and Diluted EPS for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million. These stock based compensation costs are consistent with fiscal year 2014.

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Key Q3-FY15 Operating Metrics

Registered Buyers — At the end of Q3-15, registered buyers totaled approximately 2,805,000, representing a 9.1% increase over the approximately 2,572,000 registered buyers at the end of Q3-14.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 611,000 in Q3-15, an approximately 8.1% decrease over the approximately 665,000 auction participants in Q3-14.

Completed Transactions — Completed transactions decreased to approximately 137,000, an approximately 6.9% decrease for Q3-15 from the approximately 147,000 completed transactions in Q3-14.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-15	Q3-14
Profit-Sharing Model:
Scrap Contract	8.3%	7.6%
Total Profit Sharing	8.3%	7.6%
Consignment Model:
GovDeals	28.3%	20.1%
Commercial	35.0%	39.2%
Total Consignment	63.3%	59.3%
Purchase Model:
Commercial	18.4%	19.1%
Surplus Contract	10.0%	14.0%
Total Purchase	28.4%	33.1%

Total	100.0%	100.0%

Revenue Mix

	Q3-15	Q3-14
Profit-Sharing Model:
Scrap Contract	18.0%	14.6%
Total Profit Sharing	18.0%	14.6%
Consignment Model:
GovDeals	6.2%	4.1%
Commercial	15.7%	11.5%
Total Consignment	21.9%	15.6%
Purchase Model:
Commercial	38.5%	37.2%
Surplus Contract	21.6%	27.2%
Total Purchase	60.1%	64.4%

Other	0.0%	5.4%
Total	100.0%	100.0%

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Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net income (loss)	$1,615	$18,373	$(61,120)	$31,097
Interest and other expense, net	8	197	85	297
(Benefit) provision for income taxes	(1,629)	10,018	(20,156)	18,500
Amortization of contract intangibles	—	2,349	1,211	7,028
Depreciation and amortization	2,044	1,927	6,030	5,904

EBITDA	2,038	32,864	(73,950)	62,826
Stock compensation expense	3,499	2,950	8,911	9,517
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	(18,564)	96,238	(18,384)

Adjusted EBITDA	$5,537	$17,250	$31,199	$53,959

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income. Q3 Adjusted Net Income and Adjusted EPS benefitted from our 24.8% tax rate due to the tax benefit realized from goodwill impairment. We expect our future tax rate to range between 38% to 40%.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited) (Dollars in thousands, except per share data)

Net income	$1,615	$18,373	$(61,120)	$31,097
Stock compensation expense (net of tax)	2,631	1,909	6,701	5,967
Amortization of contract intangibles (net of tax)	—	1,176	911	3,417
Acquisition costs (net of tax)	—	(12,014)	72,371	(11,527)

Adjusted net income	$4,246	$9,444	$18,863	$28,954

Adjusted basic earnings per common share	$0.14	$0.31	$0.63	$0.91

Adjusted diluted earnings per common share	$0.14	$0.31	$0.63	$0.91

Basic weighted average shares outstanding	30,011,121	30,937,394	29,975,239	31,770,490

Diluted weighted average shares outstanding	30,011,121	30,937,394	29,975,239	31,893,512

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Conference Call

The Company will host a conference call to discuss the third quarter fiscal year 2015 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 866-510-0712 or 617-597-5380 and providing the participant pass code 58709384.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until August 6, 2016 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 13, 2015 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 32558535. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, our proprietary e-commerce marketplace platform, product development and marketing initiatives, the LiquidityOne Transformation program, the supply and mix of inventory under the DoD Surplus Contract, expected future effective tax rates, and trends and assumptions about future periods, including the fourth quarter FY15 and the full year FY15.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 7,000 clients worldwide. With nearly $6 billion of completed transactions, and nearly 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at www.LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$96,188	$62,598
Accounts receivable, net of allowance for doubtful accounts of $2,396 and $1,042 at June 30, 2015 and September 30, 2014, respectively	10,041	21,688
Inventory	40,672	78,478
Prepaid and deferred taxes	21,126	16,777
Prepaid expenses and other current assets	5,320	5,156
Total current assets	173,347	184,697
Property and equipment, net	13,021	12,283
Intangible assets, net	3,365	17,099
Goodwill	122,361	209,656
Deferred long-term tax assets	28,305	6,160
Other assets	2,397	1,823
Total assets	$342,796	$431,718
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,117	$15,994
Accrued expenses and other current liabilities	23,763	44,484
Profit-sharing distributions payable	2,686	4,740
Customer payables	30,683	41,544
Total current liabilities	74,249	106,762
Deferred taxes and other long-term liabilities	6,749	7,973
Total liabilities	80,998	114,735
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,011,121 shares issued and outstanding at June 30, 2015; 29,668,150 shares issued and outstanding at September 30, 2014	29	28
Additional paid-in capital	213,479	204,704
Accumulated other comprehensive loss	(6,292)	(3,451)
Retained earnings	54,582	115,702
Total stockholders’ equity	261,798	316,983
Total liabilities and stockholders’ equity	$342,796	$431,718

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Revenue	$70,060	$100,307	$251,509	$296,697
Fee revenue	19,686	26,658	66,323	80,545
Total revenue	89,746	126,965	317,832	377,242

Costs and expenses:
Cost of goods sold (excluding amortization)	35,838	54,537	132,814	156,520
Profit-sharing distributions	6,355	8,254	23,505	26,683
Technology and operations	24,784	27,420	76,409	82,111
Sales and marketing	10,255	10,661	31,438	30,951
General and administrative	10,476	11,793	31,378	36,535
Amortization of contract intangibles	—	2,349	1,211	7,028
Depreciation and amortization	2,044	1,927	6,030	5,904
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	(18,564)	96,238	(18,384)

Total costs and expenses	89,752	98,377	399,023	327,348

(Loss) income from operations	(6)	28,588	(81,191)	49,894
Interest and other expense, net	(8)	(197)	(85)	(297)

(Loss) income before benefit (provision) for income taxes	(14)	28,391	(81,276)	49,597
Benefit (provision) for income taxes	1,629	(10,018)	20,156	(18,500)

Net income (loss)	$1,615	$18,373	$(61,120)	$31,097
Basic earnings (loss) per common share	$0.05	$0.59	$(2.04)	$0.98
Diluted earnings (loss) per common share	$0.05	$0.59	$(2.04)	$0.98

Basic weighted average shares outstanding	30,011,121	30,937,394	29,975,239	31,770,490
Diluted weighted average shares outstanding	30,011,121	30,937,394	29,975,239	31,893,512

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Operating activities
Net income (loss)	$1,615	$18,373	$(61,120)	$31,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,044	4,276	7,241	12,932
(Gain) loss on earn out liability	—	(18,564)	—	(18,390)
Stock compensation expense	3,499	2,950	8,911	9,517
(Benefit) provision for inventory allowance	(2,219)	(69)	(4,682)	222
Provision (benefit) for doubtful accounts	149	53	1,354	144
Deferred tax benefit	—	—	(22,145)	—
Impairment of goodwill and long-lived assets	—	—	96,238	—
Incremental tax (benefit) loss from exercise of common stock options	96	(260)	31	(3,556)
Changes in operating assets and liabilities:
Accounts receivable	4,336	2,695	10,293	(401)
Inventory	13,242	2,320	42,488	(40,350)
Prepaid and deferred taxes	(5,544)	6,052	(4,380)	(1,698)
Prepaid expenses and other assets	(920)	113	(738)	1,418
Accounts payable	1,431	(6,132)	1,123	(774)
Accrued expenses and other	(4,383)	(13,909)	(20,773)	15,634
Profit-sharing distributions payable	(2,339)	(1,020)	(2,054)	(683)
Customer payables	(12)	(402)	(10,861)	2,217
Other liabilities	(394)	(438)	(1,381)	(2,234)
Net cash (used in) provided by operating activities	10,601	(3,962)	39,545	5,095

Investing activities
Increase in intangibles and cash paid for acquisitions	(3)	(39)	(12)	(39)
Purchases of property and equipment	(276)	(1,544)	(5,371)	(6,494)
Net cash used in investing activities	(279)	(1,583)	(5,383)	(6,533)

Financing activities
Repurchases of common stock	—	(41,816)	—	(44,873)
Proceeds from exercise of common stock options (net of tax)	—	1,775	107	4,006
Incremental tax (benefit) loss from exercise of common stock options	(96)	260	(31)	3,556
Net cash provided by (used in) financing activities	(96)	(39,781)	76	(37,311)
Effect of exchange rate differences	(269)	508	(648)	588
Net increase (decrease) in cash and cash equivalents	9,957	(44,818)	33,590	(38,161)
Cash and cash equivalents at beginning of the period	86,231	101,766	62,598	95,109
Cash and cash equivalents at end of period	96,188	$56,948	$96,188	$56,948

Supplemental disclosure of cash flow information
Cash paid for income taxes	$3,916	$3,676	$6,369	$16,650